Exhibit 99.1

Sabine Royalty Trust

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JUNE 2019

Dallas, Texas, June 6, 2019 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.359050 per unit, payable on June 28, 2019, to unit holders of record on June 17, 2019. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for March 2019 and the gas production for February 2019. Preliminary production volumes are approximately 87,650 barrels of oil and 715,120 Mcf of gas. Preliminary prices are approximately $49.02 per barrel of oil and $2.28 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	87,650	715,120	$49.02	$2.28
Prior Month	30,147	355,048	$50.54	$3.00

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of May, approximately $2,263,223 of revenue received will be posted in the following month of June in addition to normal receipts during June. Since the close of business in May and prior to this press release, approximately $1,335,000 in revenue has been received.

The 2018 Annual Report with Form 10-K with the January 1, 2019 Reserve Summary and the 1st Quarter 2019 report are now available on Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper SVP, Royalty Trust Services Simmons Bank Toll Free (855) 588-7839